EXHIBIT 4.3

SECOND AMENDMENT TO TAX BENEFIT RIGHTS AGREEMENT

THIS SECOND AMENDMENT TO TAX BENEFIT RIGHTS AGREEMENT (this “Second Amendment”) is made as of the 12th day of March, 2020, by and between MMA CAPITAL HOLDINGS, INC., a Delaware corporation (f/k/a MMA Capital Management, LLC, a Delaware limited liability company) (the “Company”), and BROADRIDGE CORPORATE ISSUERS SOLUTIONS, INC. (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are parties to that certain Tax Benefit Rights Agreement dated as of May 5, 2015, as amended by that certain First Amendment thereto dated January 1, 2019 (the “Agreement”), adopted by the Company for the purpose of protecting its net operating losses and certain other tax benefits;

WHEREAS, Section 27 of the Agreement provides, among other things, that, prior to the Distribution Date (as defined in the Agreement), the Company and the Rights Agent may from time to time supplement or amend the Agreement in any respect without the approval of any holders of Rights (as defined in the Agreement);

WHEREAS, no Distribution Date has occurred on or prior to the date hereof; and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1.   Definitions.  Capitalized terms not otherwise defined herein shall have the meanings given them in the Agreement.

2.         Specific Amendment.  Section 7 of the Agreement is hereby amended as follows:  Clause (a)(i) shall be amended and restated in its entirety to read as follows:  “(i) the Close of Business on May 5, 2023 (the “Final Expiration Date”),” and

3.         Effective Date.  This Second Amendment is effective as of the date first set forth above.

4.   Miscellaneous.

(a)        Except as amended hereby, the Agreement shall remain in full force and effect.  If any conflict exists between the provisions in this Amendment and the Agreement, this Amendment shall control.  The Agreement, as amended by this Amendment, constitutes the entire agreement of the parties hereto with respect to the subject matter of this Amendment, and

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contains all of the covenants and agreements of the parties hereto with respect thereto.  This Amendment may not be altered, changed or amended except in accordance with the provisions set forth in the Agreement for an amendment thereto.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.  All section headings of this Amendment are inserted solely as a matter of convenience and for reference, and are not a substantive part of this Amendment.

(b)        This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

(c)        This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

(d)        By their execution of this Amendment, the undersigned Members hereby confirm that they are duly authorized to execute this Amendment and any necessary requisite approval has been obtained with respect to this Amendment and all matters set forth herein.

(Signatures appear on following page)

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IN WITNESS WHEREOF, the proper officers of the Company have duly executed this Second Amendment effective as of the date and year first above written.

ATTEST:		MMA CAPITAL HOLDINGS, INC.

By:	/s/ J Brooks Martin	By:	/s/ Gary A. Mentesana
Name:	J Brooks Martin		Gary A. Mentesana
	Secretary		President

ATTEST:		BROADRIDGE CORPORATE ISSUER
SOLUTIONS, INC.

By:	/s/ Patricia Herzog	By:	/s/ John P Dunn
Name:	Patricia Herzog	Name:	John P. Dunn
Title:	Sr Contracts Administrator	Title:	Vice President

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